UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 12, 2004

(Date of earliest event reported)

InterTAN, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-10062	75-2130875
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

279 Bayview Drive Barrie, Ontario, Canada	L4M 4W5
(Address of principal executive offices)	(Postal Code)

Registrant’s telephone number, including area code: (705) 728-6242

ITEM 1. Changes in Control of Registrant

On March 30, 2004, InterTAN, Inc., a Delaware corporation (the “Company”), entered into an Acquisition Agreement and Agreement and Plan of Merger (the “Acquisition Agreement”) by and among Circuit City Stores, Inc., a Delaware corporation (“Circuit City”), and Winston Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Circuit City (“Purchaser”), under which Circuit City would acquire InterTAN in a cash tender offer for US $14 per InterTAN common share followed by a merger of InterTAN with Purchaser.

The offer expired at 11:59 p.m. Eastern Daylight Time on Tuesday, May 11, 2004. On May 12, 2004, Purchaser and Circuit City accepted for payment all shares validly tendered in the initial offer, which represented approximately 95% of the Company’s outstanding shares of common stock. Also on May 12, 2004, Purchaser and Circuit City commenced a subsequent offering period. The subsequent offering period expired at 11:59 p.m. Eastern Daylight Time on Friday, May 14, 2004. A total of 19,489,171 shares of common stock (including guaranteed deliveries), representing approximately 96% of the outstanding shares of the Company’s common stock, were tendered during the initial and subsequent offering periods. Purchaser has accepted for payment all validly tendered shares of the Company’s common stock. The amount of funds necessary to purchase the shares of common stock tendered in the offer was $272,848,394. Purchaser obtained all of the necessary funds from cash furnished by Circuit City.

Pursuant to the Acquisition Agreement, effective May 12, 2004, two members of the Company’s Board of Directors resigned, the size of the Company’s board was increased from five to seven persons, and four persons designated by Circuit City were appointed to fill the vacancies created on the Company’s Board of Directors.

The merger, in which the holders of the remaining outstanding shares of InterTAN common stock will receive US $14 per share in cash, is expected to be completed by the end of May.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits

Exhibit No.	Description of Exhibit

2.1	Acquisition Agreement and Agreement and Plan of Merger, dated as of March 30, 2004, by and among Circuit City Stores, Inc., Winston Acquisition Corp. and InterTAN, Inc. (incorporated by reference from Exhibit 99.D1 to the Schedule TO-T filed by Circuit City and Winston Acquisition Corp. on April 13, 2004).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

InterTAN, Inc.

May 18, 2004	By:	/s/ Jeffrey A. Losch
Jeffrey A. Losch
Senior Vice President
Secretary and General Counsel